Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2004 Second Quarter Financial Results

Princeton, N.J.; August 9, 2004 – Medarex, Inc. (Nasdaq: MEDX) announced today its financial results for the three-month period ended June 30, 2004. During this period, Medarex’s net loss was $43.6 million or ($0.55) per share as compared to a net loss of $29.1 million or ($0.37) per share for the same period in 2003.  Included in Medarex’s net loss during the second quarter of 2004 was approximately $6.3 million of costs associated with the preparation for the pivotal trial for MDX-010 and approximately $2.2 million in debt restructuring costs, or a total of approximately ($0.11) per share.

Total revenues for the second quarter of 2004 decreased by $0.4 million, from $2.3 million for the same period in 2003 to $1.9 million in 2004.  Interest and other income for the second quarter of 2004 was $1.9 million as compared to $3.1 million for the same period in 2003.

Total operating expenses for the second quarter of 2004 increased by $6.7 million, from $28.9 million for the same period in 2003 to $35.6 million in 2004. Research and development (R&D) expenses for the second quarter of 2004 increased by $6.3 million, from $23.8 million for the same period in 2003 to $30.1 million in 2004.  This increase in R&D expense was primarily attributable to contract manufacturing of material in anticipation of a pivotal trial for MDX-010, which is expected to begin in the third quarter of 2004. General and administrative expenses for the second quarter of 2004 increased by $0.3 million, from $5.2 million for the same period in 2003 to $5.5 million in 2004.

Equity in net loss of affiliate, a non-cash expense, for the second quarter of 2004 increased by $2.4 million, from $3.2 million for the same period in 2003 to $5.6 million in 2004. This increase reflects Medarex’s share (approximately 32%) of Genmab A/S’s net loss, which is accounted for using the equity method.

Medarex ended the second quarter of 2004 with approximately $398.5 million in cash, cash equivalents, marketable securities and segregated cash.  On July 1, 2004, Medarex completed the refinancing of its 4.50% convertible subordinated notes due in 2006, and approximately $79.4 million was used to redeem the notes, including principal, premium and accrued interest, reducing its cash balance to approximately $319 million. In addition, at the end of the second quarter of 2004, the book value of Medarex’s equity interest in IDM S.A. was approximately $48.2 million, and the market value of Medarex’s equity interest in Genmab was approximately $109.6 million.

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Medarex’s product development and business accomplishments during the second quarter of 2004 include the following:

•                  Presenting at the 2004 annual meeting of ASCO complete and partial response data that showed a 17% overall response rate in patients with metastatic melanoma treated in a Phase II clinical study of a fully human anti-CTLA4 antibody, MDX-010, plus chemotherapy;

•                  Receiving orphan drug designation for MDX-010 from the U.S. Food and Drug Administration for the treatment of high risk Stage II, Stage III and Stage IV melanoma;

•                  Announcing promising data where 18% of patients with refractory Hodgkin’s disease experienced ongoing complete and partial responses in a Phase II clinical study for MDX-060, a fully human anti-CD30 antibody;\

•                  Initiating a Phase II clinical trial with MDX-070, a fully human anti-PSMA antibody for prostate cancer, following a Phase I safety data report;

•                  Completing a $150 million private placement of 2.25% convertible senior notes due 2011 to refinance 4.50% convertible subordinated notes due 2006; and

•                  Announcing the purchase of Ability Biomedical Corporation to strengthen Medarex’s development pipeline with a wholly-owned anti-IP10 program.

“During the second quarter, Medarex achieved many clinical milestones, including reporting promising data for our MDX-010 and MDX-060 programs, and we strengthened our balance sheet through refinancing our convertible debt due in 2006,” said Donald L. Drakeman, President and CEO of Medarex. “We believe that Medarex continues to create value by developing an impressive pipeline of early, mid- and late-stage clinical products.”

This section on Medarex’s financial guidance contains forward-looking statements, and actual results may differ materially. Medarex is updating its previously stated annual guidance for 2004, originally provided in February 2004, to reflect its pivotal trial and related clinical development costs. Contract and licensing revenue in the range of approximately $8 to $12 million, general and administrative expenses of approximately $22 million and capital expenditures of approximately $12 million remain unchanged for the full year 2004. Research and development expense is expected to increase by approximately $16 million to a range of $116 to $126 million (previously $100 to $110 million). Of the $16 million increase in anticipated overall R&D expense, third and fourth quarter costs for the MDX-010 pivotal trial are expected to be approximately $5 million and $2.5 million, respectively; and third and fourth quarter costs for the further development of the MDX-060 program are expected to be approximately $1.5 million and $1.2 million, respectively. Interest income is expected to remain unchanged at approximately $10 million, and interest expense is expected to decrease to $13 million (previously $15 million) due to the recent refinancing of convertible notes due 2006. As a result, Medarex anticipates cash burn for the full year to be in the range of approximately $10 to $11 million per month, slightly higher than previously stated guidance of approximately $10 million per month. In line with previous expectations, Medarex anticipates an increase in headcount from 425 employees in the second quarter of 2004 to approximately 450 employees by year-end, reflecting an increase in additional staff to support Medarex’s clinical trials.

Medarex will hold a public conference call today at 9:00 AM Eastern time to discuss its financial and other business results. To access the call live, please dial 1-800-599-9795 within the U.S. or 1-617-786-2905 outside the U.S. The conference call passcode number is 79855652. The call will also be broadcast live via the Internet at www.medarex.com/Investor/Webcasts.htm.  An archived broadcast of the call will be available until midnight Eastern time, August 23, 2004. The archive may be accessed via the Internet at www.medarex.com or by dialing 1-888-286-8010 within the U.S. or 1-617-801-6888 outside the U.S. The archive conference call passcode number is 27087926.

Medarex is a biopharmaceutical company focused on the discovery and development of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune and infectious diseases. Medarex applies its UltiMAb™ technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody products for itself and its partners. Seventeen of these therapeutic products derived from Medarex technology are currently in human clinical testing, with the most advanced products expected to enter pivotal trials in 2004. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties associated with the collaborative process, uncertainties related to product manufacturing as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent Quarterly Reports on Form 10-Q.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex® and the Medarex logo are registered trademarks of Medarex, Inc. UltiMAbTM is a trademark of Medarex, Inc. All rights are reserved.

(See attached table.)

MEDAREX, INC.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Sales	$—	$—	$—	$25
Contract and license revenues	1,910	2,251	3,839	6,190
Total revenues	1,910	2,251	3,839	6,215

Costs and expenses:
Cost of sales	—	—	—	3
Research and development	30,124	23,750	53,112	47,276
General and administrative	5,495	5,198	11,303	10,882
Operating loss	(33,709)	(26,697)	(60,576)	(51,946)

Equity in net loss of affiliate	(5,606)	(3,187)	(10,372)	(6,941)
Interest and other income	1,881	3,083	5,869	5,715
Additional payments related to asset acquisition	—	—	—	(86)
Interest expense	(3,951)	(2,310)	(7,586)	(4,618)
Net loss on extinguishment of debt	(2,165)	—	(1,839)	—
Pre tax loss	(43,550)	(29,111)	(74,504)	(57,876)
Provision for income taxes	3	14	9	42
Loss before cumulative effect of change in accounting principle	(43,553)	(29,125)	(74,513)	(57,918)

Cumulative effect of change in accounting principle	—	—	—	(830)
Net loss	$(43,553)	$(29,125)	$(74,513)	$(58,748)
Basic and diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.55)	$(0.37)	$(0.94)	$(0.74)
Cumulative effect of change in accounting principle	—	—	—	(0.01)
Net loss	(0.55)	$(0.37)	(0.94)	$(0.75)
Weighted average number of common shares outstanding during the year - basic and diluted	79,523	77,969	79,514	77,961

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$301,974	$358,458
Segregated cash	85,718	5,617
Other current assets	4,314	6,244
Property, buildings and equipment, net	91,121	95,365
Investments in, and advances to affiliate and partners	60,407	70,357
Segregated cash - non current	10,795	11,579
Other assets	12,708	10,106
	$567,037	$557,726

Current liabilities	$22,485	$19,882
Other liabilities	3,773	3,833
Convertible notes	373,349	300,000
Shareholders’ equity	167,430	234,011
	$567,037	$557,726

(1) Derived from the December 31, 2003 audited financial statements. For further information, refer to the financial statements and footnotes there to included in the Company’s annual report on Form 10-K for the year ended December 31, 2003.